Exhibit 10.1 Development and Manufacturing Agreement with VML Technologies, Inc.

DEVELOPMENT AND MANUFACTURING AGREEMENT

THIS AGREEMENT is made on the day of 2005

(Effective Date)

BETWEEN

(1)	VML TECHNOLOGIES INC. (hereinafter "VML"), an Ontario corporation having principal office at 30 Dovedale Court, Scarborough, Ontario, Canada M1S 5A7.

(2)	Capacitive Deionization Technology SYSTEMS, INC. (hereinafter "CDT"), a Nevada corporation having a principal office at 13636 Neutron Road, Dallas, TX 75244.

WHEREAS

a.	CDT has technology and intellectual property for, among other things, capacitive deionization-based water treatment systems utilizing carbon aerogel material;

b.	The parties are also executing a Confidentiality Agreement dated today which will remain effective according to its terms ;

c.	VML is assisting CDT's research and development efforts to realize a cost-effective and scalable system for the manufacture of polymerized materials used in the production of carbon aerogel material;

d.	VML is producing for CDT polymerized material used in the production of carbon aerogel for assembly in CDT AQUACELLS;

e.

After the Scale-up Program is complete, VML will produce polymerized carbon veil on behalf of CDT on a larger scale using technology developed in whole or in part through VML's and CDT's research and development efforts;

f.

VML and CDT wish to enter into this Agreement to formally acknowledge the existing working relationship and to specify the Parties' objectives, rights and obligations associated with work being performed and to be performed;

1.	DEFINITIONS

1.1	Capitalized terms not otherwise defined for all purposes in this Agreement have the meanings specified as follows:

1.1.1

"Direct Out-of-pocket Expenses" means expenses for materials, tools, instruments, fees, energy, travel, accommodation, etc. incurred as a result of or related to this Agreement. These expenses shall not include wages, rent or indirect utility (building heating, lighting, water) costs.

1.1.2	"Milestone Date" means the date on which the Scale-up Program is completed. (September 30, 2005 - 1.1.5)

1.1.3	"Parties" means CDT Systems, Inc. and VML Technologies Inc. or their permitted assigns. "A Party" means CDT Systems, VML Technologies Inc. or its permitted assign.

1.1.4	"Product" means polymerized materials used in the production of carbon aerogel.

1.1.5

"Scale-up Program" means research and manufacturing development work conducted on the VML premises pursuant to this Agreement with the goal of producing or realizing a logistically and financially viable system for manufacturing Product. The Scale-up Program shall be considered complete when the parties mutually agree that tooling and process development have reached the stage where VML can repeatedly produce 50 sheets of acceptable quality Product from one production cell. (September 30, 2005)

1.1.6	"$" means US Dollars. All payments required by this Agreement shall be in US Dollars, unless the Parties otherwise agree.

2.	TECHNOLOGY

2.1

CDT acknowledges that any manufacturing process developments or enhancements discovered or made by the parties in the course of the Scale-Up Program will be available for a non-transferable license for use by VML on a royalty-free basis, but cannot be disclosed to others by VML or sublicensed by VML or used by VML on products which compete with the business of CDT, without written consent of CDT.

2.2

VML will make no claim of ownership, or rights to use, or other rights regarding formulas, designs, specifications or other manufacturing know-how provided by CDT, whether provided directly by CDT or provided indirectly through other parties. Except as set out in paragraph 2.1 above, VML will make no claim of ownership, or rights to use, or other rights regarding any formulas, designs, specifications or other manufacturing know-how discovered, developed or enhanced in the course of carrying out the work contemplated by this Agreement. The technology, and any manufacturing process developments or enhancements or process designs will be the property of CDT;

3.	TERM

3.1

This Agreement shall commence on the effective date set forth above and (subject to earlier termination according to the terms set out in this Agreement) shall expire two years from the Milestone Date. However, this Agreement may be extended upon written agreement of the parties.

4.	RIGHTS AND OBLIGATIONS OF SUPPLY

4.1	VML will provide polymerized Carbon Veil incorporating RF resin or S1 resin, which formulas will be provided to VML by CDT.

4.2	VML will not produce or release Product without CDT's prior approval.

4.3

Subject to tooling availability, the Parties will plan on production as follows: 2,250 sheets for the first month after the Milestone date; 3,750 sheets for the second month after the Milestone Date; 9,000 sheets per month for the third and fourth months; 15,000 sheets per month for the fifth and sixth months; and, thereafter, 30,000 sheets per month or more. CDT will provide a 90-day release schedule which will be updated monthly. No releases will be charged without CDT agreement.

4.4	VML will provide tooling to meet the Parties production timetable, subject to the prior approval of CDT which will pay for said tooling.

4.5

CDT will provide items noted in ATTACHMENT 1 Section (a), namely Carbon Veil, Resorcinol or S1 formula components and shipping cartons to VML's facility in Scarborough to meet the project timetable. VML will inventory all items and provide CDT with the inventory information upon request.

4.6

VML will supply items noted in ATTACHMENT 1, Section (b), namely Formaldehyde, Sodium Carbonate Monohydrate, RO water and other supplies approved by CDT to meet the project timetable. VML will invoice CDT for these items.

4.7	VML will supply at its own expense items noted in ATTACHMENT 1, Section (c).

4.8	VML will invoice CDT and CDT agrees to pay Vacuum Metallizing Limited's monthly plant overhead allocation charge (ATTACHMENT 1, Section (d) and ATTACHMENT 2).

4.9	VML is authorized to add a 20% overhead factor to invoice its submits to CDT, this factor to apply to ATTCHMENT 1 Section (a), (b) and (d) cost items.

4.10	CDT will provide one or more CDT employees who will have full access to the work and who will coordinate production with VML and assist in making suggestions to improve the process.

5.	SUBSTITUTION AND EXTENSION

5.1

In the event that CDT modifies its specifications for Product, this modification shall not change the rights and obligations of each Party in regard to the other Party under this Agreement. If CDT changes the material to be used in Product to the S-1 material, the Parties will attempt to negotiate a new agreement, similar to this Agreement, with regard to the new material.

6.	PERFORMANCE

6.1

Neither of the Parties warrants that the Scale-up Program will result in a commercially or technically successful Product, although each of the Parties shall use reasonable industrial and commercial efforts to develop such Product.

6.2	VML or its named affiliate shall be entitled to a consulting fee of $5,000 per month for every month that the production schedule is met. (4.3)

7.	MANUFACTURING AGREEMENT

7.1

The Parties shall use reasonable industrial and commercial efforts to meet the supply schedule set forth in Paragraph 4.3 above, but neither Party shall be liable if they are not able to meet that schedule despite such efforts. The capital and labor requirements shall be monitored monthly, and if VML shall need additional space or capital investment in order to meet the schedule, the Parties shall in good faith attempt to negotiate a change to the schedule or additional capital financing provided by CDT. The terms of this Agreement shall not prevent VML from raising capital for the manufacturing operation from third party sources or from taking in partners or issuing such securities or instruments as required in order to raise said capital.

7.2

In the event that VML plans to raise capital for the contracted manufacturing operation from third party sources or partners, VML shall obtain prior consent from CDT for said plans and CDT shall not unreasonably withhold said consent.

7.3

VML shall be entitled to a per unit royalty of US$ 0.01 per [1'X2"] sheet, up to a maximum of $50,000 per year, on all Product produced by CDT or by a third party manufacturer on behalf of CDT, using the vacuum techniques implemented at VML.

7.4	CDT shall acknowledge VML's interest in manufacturing CDT Components in addition to Product.

8.	WARRANTIES, DISCLAIMERS, INDEMNIFICATION AND LIMITATION OF LIABILITIES

8.1

Both Parties shall indemnify, hold harmless and defend the other Party, its directors, officers, employees and agents against any and all loss or liability payable to third parties for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements incurred in enforcing this indemnification) arising from any personal injury or alleged personal injury to any person made against such Party with respect to the Scale-up Program or the development, manufacture or use of Product, to the extent that said personal injury or alleged personal injury is due to negligence of such other Party.

8.2

CDT shall indemnify VML against and hold it harmless from any and all loss or liability payable to third parties for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any claim that the Scale-up Program or the development, manufacture or use of Product infringes any third party patent or other intellectual property rights.

8.3

Neither party shall under any circumstances be liable to the other party or its successors for any indirect, incidental, special or consequential damages in any way related to the Scale-up Program or the development, manufacture or use of Product, or this Agreement under any theory of law, including but not limited to contract, negligence or any other legal theory.

9.	TERMINATION

9.1

CDT may terminate this Manufacturing Agreement by way of written notice, if (i) over one year has elapsed from the Effective Date and CDT provides VML with ninety (90) days prior written notice; (ii) CDT can reasonably demonstrate to VML that VML has been unable to perform its obligations under this Agreement; or (iii) CDT transfers, or makes a business decision to discontinue or relocate substantially all of its manufacturing business.

9.2	VML may terminate this Agreement without cause upon ninety (90) days prior written notice to CDT.

9.3

This Agreement may be terminated by way of written notice by either party, subject to Sections 9.4 to 9.5 below, in the event that (i) the manufacture or use of Product develops a clinical profile involving an unusually high number or frequency of serious adverse clinical events that threatens to seriously damage CDT's corporate reputation and/or expose CDT to large potential liability and/or fines; (ii) CDT or VML receives a third party claim for patent infringement involving Product that threatens to expose a Party to potential liability and/or fines; or (iii) if either Party reasonably believes that the manufacture, use, sale, or importation of Product will infringe the valid intellectual property rights of a third party.

9.4	Upon termination of this Agreement, CDT shall pay:

- all charges owed to VML prior to receipt of said notice;
- all invoices and expenses in payment of purchases that have already been incurred and those for which VML is legally committed to incur during or after the notice period.

9.5	Upon termination of this Agreement, VML shall return to CDT:

- at CDT's expense, any Product, tools, fixtures and materials owned by or paid for by CDT and associated with the Scale-up Program;
- after payment of charges and expenses per Sections 10.6 of this Agreement, any remaining money advanced by CDT to VML.

10.	FORCE MAJEURE

10.1

Neither CDT nor VML shall be liable for any delay or for the consequences of any delay in performing any of its obligations under this Agreement if such delay is due to any cause whatsoever beyond its reasonable control, and each shall be entitled to a reasonable extension of the time for performing such obligations.

11.	NOTICES

11.1

Any notice or other document which may be given by either Party under this Agreement shall be deemed to have been duly given if left at or sent by posted letter, facsimile transmission (confirmed by letter sent by post) or where the Parties expressly agree by electronic mail, in each case addressed as follows:

CDT:	CDT Systems, Inc. 13636 Neutron Road, Dallas, TX 75244 Attention: Dallas Talley Fax: (972) 934-1592 Email: dtalley@cdtwater.com

VML:	VML Technologies Inc. 30 Dovedale Court Scarborough, ON, Canada M1S 5A7 Fax: (416)754-8077 Email: vmltechnologies@vacuummetallizing.ca or any other address notified to each other in writing in accordance with this Section as an address to which notices and other documents may be sent.

11.2

Any such communication shall be deemed to have been received by the other Party (if by post) five (5) days after the date of posting and if facsimile transmission on the working day following transmission. Any communication by electronic mail shall be deemed to have been received on the working day following the day on which the communication is first stored in the other Party's electronic mailbox.

12.	WHOLE AGREEMENT AND VARIATION

12.1

This Agreement shall take effect in substitution for all or any previous agreements relating to its subject matter, whether formal agreements or agreements that would be inferred from the Parties' correspondence and/or oral statements and/or conduct, and all or any such agreements shall be deemed to have been terminated by mutual consent with effect from the date upon which this Agreement commences.

12.2

This Agreement embodies the entire understanding of the Parties and there are no other arrangements or understandings between the Parties relating to its subject matter. No amendment or modification of this Agreement shall be valid or binding upon either of the Parties unless made in writing and signed by an authorized representative.

13.	INSURANCE

13.1

VML shall at its own expense obtain and maintain insurance of a type and amount as may be necessary to protect its interests and obligations connected with performance under this Agreement. VML shall not do or omit to do any act, matter or thing which could prejudice or render voidable any such insurance. VML shall, upon request by CDT, provide a certification evidencing the insurance or any renewal. VML shall notify CDT of any material change in any such insurance arrangements, if possible, prior to such material change, but in any event, as soon as possible.

14.	DISPUTE RESOLUTION

14.1

NON-BINDING MEDIATION. Disputes arising between the Parties relating to the making or performance of this Agreement (including ownership of intellectual property rights, breach of confidentiality, inventorship, etc.) shall be resolved in the following order of preference: (i) by good faith negotiation between executives of CDT and VML who have authority to fully and finally resolve the dispute; (ii) if necessary, by non-binding mediation at a location acceptable to both Parties using a neutral mediator acceptable to both Parties and with the costs shared equally.

14.2

EQUITABLE RELIEF. Nothing herein shall preclude either party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests. Otherwise, these procedures are exclusive and shall be fully exhausted prior to the initiation of any litigation.

14.3

GOVERNING LAW; PERSONAL JURISDICTION: WAIVER OF JURY. Any questions, claims, disputes, remedies or procedural matters arising out of or related to this Agreement shall be governed exclusively by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to the principles of conflicts of law; PROVIDED, HOWEVER, that ownership or other rights to intellectual property shall be determined in accordance with the laws of the State of Texas and the Federal laws of the United States applicable therein. The Parties agree that the Province of Ontario and State of Texas have a substantial relationship to this transaction, and each Party consents to personal jurisdiction in the courts of Ontario and Texas and agree that if a suit is commenced by VML it shall be brought in Ontario and if a suit is commenced by CDT it shall be brought in Texas. THE PARTIES FURTHER HEREBY CONSENT TO WAIVER OF ANY CONSTITUTIONAL, STATUTORY OR COMMON LAW RIGHT OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement to be effective as of the Effective Date first above written.

Signed:

VML TECHNOLOGIES INC.	CDT SYSTEMS, INC.
Per:	Per:

Jeffrey Sugar	Dallas Talley
President	President

Date Signed	Date Signed